Exhibit 10.3(B)

THE RUBICON PROJECT, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN
ENROLLMENT AGREEMENT

New Enrollment or Re-enrollment after Withdrawing:
I elect to participate in The Rubicon Project, Inc. (the “Company”) 2014 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s common stock (the “Shares”) in accordance with this enrollment form including any terms and conditions set forth in any appendices attached hereto (this enrollment form and the appendices hereinafter referred to as the “Enrollment Agreement”) and the Plan. I agree to be bound by the terms of the Plan and the Enrollment Agreement. The effectiveness of this Enrollment Agreement is dependent upon my eligibility to participate in the Plan. Capitalized terms used but not defined in this Enrollment Agreement have the meanings given to such terms in the Plan.

I authorize deductions in the amount of my election (which I will specify in the enrollment form, in a whole percentage from 1% to 10%) of my Compensation on each payday during the six-month Offering Period in accordance with the Plan (“Enrollment Percentage”). I understand that these deductions will be taken from my net after-tax base salary (after all pre-tax deductions and tax withholding have been taken) and that no interest will be credited or paid on any such amounts. I understand that at the end of each Offering Period for which my election is effective, I will receive a 15% discount on my purchase of Shares based on the closing price of the Shares at either the beginning of the Offering Period or the end of the Offering Period, whichever is lower.

I acknowledge that I have received a copy of the Plan and the Plan prospectus and have reviewed their terms.

I understand and acknowledge that my participation in the Plan may have tax consequences and that the Company and Subsidiaries are not providing me with any tax, legal or financial advice, nor are they making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying Shares. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

In addition, I understand that an investment in the Shares, as with any other equity investment, has inherent risks and therefore I could lose money and that my participation in the Plan is voluntary.

I understand that the Company may elect to terminate, suspend or modify the terms of the Plan at any time. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect.

I understand that the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Further, I recognize that this Enrollment Agreement and my participation in the Plan will be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflict of laws provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, I hereby submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, or the federal courts for the United States for the Central District of California, and no other courts.

The provisions of this Enrollment Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and obligations nevertheless shall be binding and enforceable.
I acknowledge that a waiver by the Company of breach of any provision of this Enrollment Agreement shall not operate or be construed as a waiver of any other provision of this Enrollment Agreement, or of any subsequent breach of this Enrollment Agreement.
I understand that if I am working or resident in a country other than the United States, my participation in the Plan also shall be subject to the Additional Terms and Conditions for Non-U.S. Participants set forth in Appendix A attached hereto (“Appendix A”) and any special terms and conditions for my country set forth in Appendix B attached hereto (“Appendix B”). Further, I understand that if I relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Enrollment Agreement.

I acknowledge that the Company has the right to impose other requirements on my participation in the Plan and any Shares purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. I hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out the foregoing or one or more of the obligations or restrictions imposed on me or the Shares pursuant to the provisions of this Enrollment Agreement.
Enrollment Agreement.

By participating in the Plan, I agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to me). Further, I acknowledge that my country of residence also may have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on my ability to participate in the Plan (e.g., acquiring or selling Shares) and that I am solely responsible for complying with such laws or regulations.

I UNDERSTAND AND ACKNOWLEDGE THAT ELECTIONS/CHANGES ON THIS FORM WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS I WITHDRAW FROM THE PLAN BY PROVIDING NOTICE TO THE COMPANY IN ACCORDANCE WITH PROCEDURES PRESCRIBED BY THE COMPANY.

APPENDIX A

THE RUBICON PROJECT, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan or the enrollment form.

1.Terms of Plan Participation for Non-U.S. Participants. I understand that this Appendix A contains additional terms and conditions that, together with the Plan and the enrollment form, govern my participation in the Plan if I am working or resident in a country other than the United States. I further understand that my participation in the Plan also will be subject to any terms and conditions for my country set forth in Appendix B attached hereto.
2.Conversion of Payroll Deductions. I understand that if my payroll deductions or contributions under the Plan are made in any currency other than U.S. dollars, such payroll deductions or contributions will be converted to U.S. dollars on or prior to the Purchase Date using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Committee. I understand and agree that neither the Company nor its Subsidiaries will be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the value of the options granted to me under the Plan or the value of any amounts due to me under the Plan, including the amount of proceeds due to me upon the sale of any Shares acquired under the Plan.
3.Responsibility for Taxes. I acknowledge that, regardless of any action taken by the Company and, if different, my employer (the “Employer”) with respect to any or all income tax, social security, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Furthermore, I acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan, including the grant of such options, the purchase and sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am or become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the purchase of Shares under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from my wages or Compensation paid to me by the Company or the Employer; or (2) withholding from proceeds of the sale of the Shares purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable maximum rates, in which case I will receive a cash refund of any over-withheld amount not remitted to tax authorities on my behalf and will have no entitlement to the Common Stock equivalent.
Finally, I agree to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase Shares under the Plan on my behalf and/or refuse to issue or deliver the Shares or the proceeds of the sale of Shares if I fail to comply with my obligations in connection with the Tax-Related Items.
4.Nature of Grant. By electing to participate in the Plan, I acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company and it is discretionary in nature;
(b)all decisions with respect to future grants of options under the Plan, if any, will be at the sole discretion of the Company;

(c)the grant of options under the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, and shall not interfere with the ability of the Company or any Subsidiary, as applicable, to terminate my employment (if any);
(d)the options granted under the Plan and the Shares underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(e)the options granted under the Plan and the Shares underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(f)the future value of the Shares underlying the options granted under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(g)the Shares that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(h)no claim or entitlement to compensation or damages shall arise from the forfeiture of the options granted to me under the Plan as a result of the termination of my status as an Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I otherwise am not entitled, I irrevocably agree never to institute a claim against the Company, the Employer or any Subsidiary, waive my ability, if any, to bring such claim, and release the Company, the Employer and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed not to pursue such claim and I agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)in the event of the termination of my status as an Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I no longer am actively employed by the Company and/or the Employer and will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Committee shall have the exclusive discretion to determine when I no longer am actively employed for purposes of my participation in the Plan (including whether I still may be considered to be actively employed while on a leave of absence); and if any payroll deductions are taken under the Plan after the date I am no longer actively employed, my sole remedy will be payment to me of such amounts in the same manner as other accumulated payroll deductions are returned to me; and
(j)the grant of the option and the benefits evidenced by this Enrollment Agreement do not create any entitlement not otherwise specifically provided for in the Plan, or provided by the Company in its discretion, to have such rights or benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with a sale of substantially all of the Company’s assets or a merger of the Company in which the Company is not the surviving corporation.
5.Data Privacy. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Enrollment Agreement and any other Plan materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan.
I understand that Data may include certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor.
I understand that Data will be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or the Employer will not be adversely affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
Finally, upon request of the Company or the Employer, I agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the data privacy laws in my country, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.
6.Language. If I have received this Enrollment Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

APPENDIX B

THE RUBICON PROJECT, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

Terms and Conditions

I understand that this Appendix B includes additional terms and conditions that govern the options granted to me under the Plan if I work or reside in one of the countries listed below. If I am a citizen or resident of a country other than the one in which I currently am working (or if I am considered as such for local law purposes), or if I transfer employment or residence to another country after enrolling in the Plan, I acknowledge and agree that the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to me.
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the enrollment form or Appendix A to the enrollment form.
Notifications
This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2014. Such laws are often complex and change frequently. As a result, the Company recommends that you do not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information included herein may be out of date at the time that you acquire Shares under the Plan or subsequently sell such Shares.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.
Finally, if you are a citizen or resident of a country other than the one in which you currently are working or residing (or if you are considered as such for local law purposes), or if you transfer employment or residence to another country after options have been granted to you under the Plan, the information contained herein may not be applicable to you in the same manner.
AUSTRALIA
Notifications
Securities Law Information. If Shares are purchased under the Plan and subsequently offered for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. Participants should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
BRAZIL
Terms and Conditions
Authorization for Transmission of Funds. I understand that, in addition to other procedures for enrolling in the Plan, I may be required to execute a letter of authorization and/or other agreements or consents to enable the Employer, any Subsidiary or any third party designated by the Employer or the Company, to remit accumulated payroll deductions from Brazil to the United States of America for the purchase of Shares under the Plan. I understand that if I fail to execute a letter of authorization or any other agreements or consents that may be required for the remittance of payroll deductions, I will not be able to participate in the Plan.
Compliance with Law. By electing to participate in the Plan, I agree to comply with all applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the purchase and sale of Shares acquired under the Plan, or the receipt of any dividends in the future.

Notifications
Exchange Control Information. Participants who are residents or domiciled in Brazil must submit a declaration of assets and rights held outside of Brazil, including Shares acquired under the Plan, to the Central Bank if the aggregate value of such assets and rights is at least US$100,000. Participants should consult their personal legal advisors for further details regarding this requirement.
CANADA
Terms and Conditions
Labor Law Acknowledgement. This provision replaces Section 4(i) of Appendix A:
in the event of the termination of my status as an Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the earlier of: (i) the date on which my employment with the Company and/or the Employer is terminated; (ii) the date on which I receive a written notice of termination of employment regardless of any notice period or period of pay in lieu of such notice required under any employment laws in my country (including, without limitation, statutory law, regulatory law, and/or common law), even if such law is otherwise applicable to my benefits from the Company and/or the Employer; or (iii) the date on which I am no longer actively providing services to the Company and/or the Employer (regardless of the reason for such termination and regardless of whether it is later found to be invalid); the Committee shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Plan (including whether I am still actively providing services while on a leave of absence); and if any payroll deductions are taken under the Plan after the date I am no longer actively employed, my sole remedy will be payment to me of such amounts in the same manner as other accumulated payroll deductions are returned to me;
Notifications
Securities Law Information. Shares acquired under the Plan may result in Canadian securities laws issues if such Shares are sold through a broker other than the Designated Broker or if the sale does not take place through the facilities of a stock exchange outside Canada on which the Shares are listed (i.e., the New York Stock Exchange).
Tax Reporting Obligation. Foreign property (including Shares purchased under the Plan and possibly the option) must be reported on Form T1135 (Foreign Income Verification Statement) if the total value of foreign property exceeds C$100,000 at any time during the year. Participants should consult their personal tax advisors for further details regarding this requirement.
FRANCE
Terms and Conditions

Language Consent. By electing to participate in the Plan, I confirm that I have read and understood the documents relating to the options and my participation in the Plan (i.e., the Plan and this Enrollment Agreement), which were provided to me in the English language. I accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée.  En choisissant de participer au Plan, je confirme avoir lu et compris les documents relatifs aux options et a ma participation au Plan (à savoir, le Plan et le présent Contrat de Souscription) qui m’ont été communiqués en langue anglaise. J’accepte les termes de ces documents en connaissance de cause.

Payroll Deduction Authorization. The following provision has been translated into French in order for Participants to expressly authorize the payroll deductions under the Plan:

I authorize deductions in the amount of my election (which I will specify in the enrollment form, in a whole percentage from 1% to 10%) of my Compensation on each payday during the six month Offering Period in accordance with the Plan (“Enrollment Percentage”). I understand that these deductions will be taken from my net after-tax base salary (after all pre-tax deductions and tax withholding have been taken) and that no interest will be credited or paid on any such amounts. I understand that at the end of each Offering Period for which my election is effective, I will receive a 15% discount on my purchase of Shares based on the closing price of the Shares at either the beginning of the Offering Period or the end of the Offering Period, whichever is lower.

Autorisation de Prélèvements sur Salaire. La clause suivante a été traduite en français afin de permettre aux Participants d’autoriser les prélèvements sur salaire dans le cadre du Plan en toute connaissance de cause :

J’autorise les prélèvements d’un montant de mon choix (que je préciserai dans le formulaire de souscription, exprimé en pourcentage d’un chiffre entier compris entre 1 % et 10%) de ma Rémunération lors de chaque jour de paie durant la Période d’Offre de six mois en conformité avec le Plan (« Pourcentage de Souscription »). Je comprends que ces prélèvements seront déduits de mon salaire de base net après impôts (après que toutes les déductions avant impôts et retenues à la source aient été déduites) et qu’aucun intérêt ne sera crédité ou payé sur aucun de ces montants. Je comprends qu’à la fin de chaque Période d’Offre pour laquelle mon choix est en vigueur, je bénéficierai d’une décote de 15 % sur l’acquisition d’Actions basée sur le prix de clôture des Actions soit au début de la Période d’Offre ou à la fin de la Période d’Offre, le moins élevé des deux montants étant retenu.

Notifications

Foreign Asset/Account Reporting Information. Participants in France must declare any foreign bank investment, or brokerage account opened, used or closed during the fiscal year to the French tax authorities when filing their annual tax returns. Participants should consult their personal tax advisors for details regarding this requirement.
GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of Shares into Germany) must be reported electronically to the German Federal Bank. The online filing portal may be accessed at the website of the German Federal Bank. Participants should consult their personal tax advisors for details regarding this requirement.

ITALY

Terms and Conditions

Data Privacy. This provisions replaces in its entirety Section 5 of Appendix A:

I understand that the Company, the Employer and any other Subsidiary may hold certain personal information about me, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships I hold in the Company, details of the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing my participation in the Plan.
I also understand that providing the Company with the Data is necessary for the performance of the Plan and that my refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect my ability to participate in the Plan. The Controller of personal data processing is The Rubicon Project, Inc., with registered offices at 12181 Bluff Creek Drive, Playa Vista, CA 90094 U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is the Employer in Italy.
I understand that my Data will not be publicized, but it may be transferred to Morgan Stanley Smith Barney, its affiliates and other financial institutions or brokers involved in the management and administration of the Plan. I further understand that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of my participation in the Plan, and that the Subsidiaries may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney, its affiliates, or another third party with whom I may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan. I understand that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete my Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with such confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of my Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require my consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. I understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my Data and cease, for legitimate reason, the Data processing. Furthermore, I am aware that my Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Company.
Plan Document Acknowledgment. In participating in the Plan, I acknowledge that I have received a copy of the Plan and this Enrollment Agreement and have reviewed the Plan and this Enrollment Agreement in their entirety and fully understand and accept all provisions of the Plan and this Enrollment Agreement. I further acknowledge that I have read and specifically and expressly approve the paragraphs of the enrollment form and Appendix A addressing (i) governing law and venue, (ii) imposition of other requirements, (iii) Responsibility for Taxes (Section 3), (iv) Nature of Grant (Section 4), (v) Language (Section 6), and (vi) the Data Privacy section set forth above in this Appendix B.
Notifications
Exchange Control Information. Participants are required to report investments held abroad or foreign financial assets (e.g., cash, Shares) that may generate income taxable in Italy on an annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Italian residents who are beneficial owners of the investments, even if they do not directly hold investments abroad or foreign assets.

Foreign Asset/Account Reporting Information. A tax on the value of any financial assets held outside of Italy by Italian residents will apply at an annual rate of 0.2% for fiscal year 2014. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year in the place where the financial assets are held, using the documentation issued by the local broker. Participants should consult their personal tax advisors for details regarding this requirement.

JAPAN

Notifications

Foreign Asset/Account Reporting Information.  Participants holding assets outside of Japan (e.g., Shares purchased under the Plan) with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. Participants should consult their personal tax advisors for details regarding this requirement.

SINGAPORE

Terms and Conditions

Form of Contributions.  Notwithstanding Section 2 of Appendix A, I acknowledge and agree that I may be required to participate in the Plan by means other than payroll deductions (e.g., bank wire or check) if the Company, in its discretion, determines that collection of payroll deductions is not permissible or administratively feasible.

In this regard and upon notice by the Company, I understand and agree that no payroll deductions will be made from my earnings and that I will be required to make contributions for the purchase of Shares under the Plan by the means set forth in such notice.  I further understand and agree that no Shares will be purchased on my behalf under the Plan if I fail to submit my contributions in the manner required by such notice.

Notifications

Securities Law Information. The grant of options under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the options granted under the Plan are subject to section 257 of the SFA and I am not permitted to sell, or offer to sell, any Shares in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., options granted under the Plan or Shares) in the Company or any Subsidiary, (ii) any change in previously-disclosed interests (e.g., sale of Shares), or (iii) becoming a director, associate director or shadow director of Subsidiary in Singapore, if the individual holds such an interest at that time.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 3 of Appendix A:

If payment or withholding of any income tax liability arising in connection with my participation in the Plan is not made by me to the Employer within ninety (90) days of the end of the U.K. tax year during which the event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), I understand and agree that the amount of any uncollected income tax will constitute a loan owed by me to the Employer, effective on the Due Date. I understand and agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by me, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or Section 3 of Appendix A.

Notwithstanding the foregoing, I understand and agree that if I am a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), I will not be eligible for such a loan to cover the income tax liability. In the event that I am a director or executive officer and the income tax is not collected from or paid by me by the Due Date, I understand that the amount of any uncollected income tax may constitute an additional benefit to me on which additional income tax and National Insurance Contributions will be payable. I understand and agree that I will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee National Insurance Contributions due on this additional benefit which the Company or the Employer may recover from me by any of the means referred to in the Plan or Section 3 of Appendix A.